Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-194253 and 333-204958 on Form S-8, and No. 333-204657 on Form S-3 of Endo International plc of our report dated February 28, 2014 (June 2, 2015 as to the effects of the discontinued operations discussed in Note 3), relating to the consolidated financial statements, comprised of the consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2013, and the consolidated financial statement schedule for the year ended December 31, 2013, of Endo Health Solutions Inc. (now known as Endo International plc) and subsidiaries, appearing in this Annual Report on Form 10-K of Endo International plc for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
February 29, 2016